MEI Pharma Reports First Quarter Fiscal Year 2025 Cash Position

Reaffirms Continuation of Evaluation of Strategic Alternatives

SAN DIEGO--(BUSINESS WIRE) — November 12, 2024 – MEI Pharma, Inc. (Nasdaq: MEIP) (the “Company”) today reported results for its quarter ended September 30, 2024.

As previously announced in July 2024, the Company is continuing its review and evaluation of potential strategic alternatives. In the review, the Company continues to consider options such as out-licensing opportunities for existing programs and merger and acquisition opportunities, with the goal of maximizing the value of its assets for its stockholders. Oppenheimer & Co., Inc. is serving as the Company’s exclusive financial advisor in this process.

During the first quarter of fiscal year 2025, the Company commenced cash preservation efforts that include a reduction-in-force, which will continue in stages as the Company’s operational and strategic direction evolves.

There can be no assurance the exploration of strategic alternatives will result in any agreements or transactions, or, if completed, any agreements or transactions will be successful or on attractive terms. The Company does not expect to disclose developments with respect to this process unless or until the evaluation of strategic alternatives has been completed or the Board of Directors has concluded disclosure is appropriate or legally required.

As of September 30, 2024, MEI had $26.9 million in cash, cash equivalents, and short-term investments with no outstanding debt.

About MEI Pharma

MEI Pharma, Inc. (Nasdaq: MEIP) is a clinical-stage pharmaceutical company with a portfolio of several drug candidates that may offer novel and differentiated cancer therapies. The drug candidate pipeline includes voruciclib, an oral cyclin-dependent kinase 9 inhibitor. For more information, please visit www.meipharma.com. Follow us on X (formerly Twitter) @MEI_Pharma and on LinkedIn.

Forward-Looking Statements

Certain information contained in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding the Company’s ability to identify, assess and execute a strategic transaction or realize value from its existing assets, the Company’s ability to preserve cash in order to adequately fund an orderly wind down of its operations if no transaction is consummated, the ability of stockholders and other stakeholders to realize any value or recovery as part of a transaction or a wind down process, the Company’s workforce reduction and future charges expected to be incurred in connection therewith, the adequacy or sufficiency of the Company’s existing cash resources and other statements. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to the Company’s ability to identify attractive strategic alternatives; the Company’s ability to retain key personnel; the adequacy of the Company’s capital resources in light of changing circumstances; the actions of various stakeholders of the Company; uncertainty regarding the impact of rising inflation and the increase in interest rates as a result; potential economic downturn; activist investors; government regulation; and one-time events. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.

Contact:

Justin J. File

858-898-0976

investor@meipharma.com

MEI PHARMA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except par value amounts)

	September 30,	June 30,
	2024	2024
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$6,952	$3,705
Short-term investments	19,953	34,640
Prepaid expenses and other current assets	840	2,424
Total current assets	27,745	40,769
Operating lease right-of-use asset	—	214
Property and equipment, net	5	392
Total assets	$27,750	$41,375

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$976	$3,168
Accrued liabilities	1,896	5,187
Total current liabilities	2,872	8,355
Total liabilities	2,872	8,355

Stockholders' equity:
Preferred stock, $0.01 par value; 100 shares authorized;
none outstanding	—	—
Common stock, $0.00000002 par value; 226,000 shares
authorized; 6,663 shares issued and outstanding
at September 30, 2024 and June 30, 2024, respectively	—	—
Additional paid-in-capital	421,104	421,239
Accumulated deficit	(396,226)	(388,219)
Total stockholders' equity	24,878	33,020
Total liabilities and stockholders' equity	$27,750	$41,375

MEI PHARMA, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	For the Three Months Ended September 30,
	2024	2023
	(Unaudited)

Revenues	$—	$65,297
Operating expenses:
Research and development	3,163	3,485
General and administrative	5,189	6,531
Total operating expenses	8,352	10,016
(Loss) income from operations	(8,352)	55,281
Other income (expense):
Interest and dividend income	355	1,094
Other expense, net	(10)	(1)
Net (loss) income	$(8,007)	$56,374

Net (loss) income per share - basic and diluted	$(1.20)	$8.46

Weighted-average shares used in computing net (loss) income per share - basic and diluted	6,663	6,663